Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – August 8, 2006

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q2 Sales Increase 13%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three and six months ended July 31, 2006.

Total Company sales for the second quarter increased by 13% over the same period last year to $285.6 million. The following factors drove this increase:

•	A 29% increase in the number of stores in operation resulting in new and noncomparable store sales increases of $36.2 million;

•	A 64% jump in Free People wholesale sales; and

•	An 11% gain in direct-to-consumer sales.

These factors offset a 7% decrease in total Company comparable store sales during the second quarter. By brand, ‘comp’ store sales decreased by 2% at Anthropologie, 11% at Urban Outfitters and increased by 8% at Free People. In the prior year’s second quarter, ‘comps’ at these brands increased by 6%, 13% and 36%, respectively, and total Company ‘comps’ rose by 10%.

“We were pleased with the results produced this quarter by our Free People wholesale and retail groups and the Urban European stores, all of which delivered sales significantly above our plans,” said Richard A. Hayne, Chairman and President. “However, store sales at our two large retail brands were below plan due to missed fashion opportunities. During the quarter we continued to develop a much clearer understanding of the fashion trends our customers are responding to and we are working to adjust our forward season assortments accordingly,” Mr. Hayne added.

Net sales for the three and six months were as follows:

	Three months ended July 31,		Six months ended July 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Urban Outfitters store sales	$125,609	$122,309	$242,722	$226,418
Anthropologie store sales	107,740	90,603	207,668	177,910
Direct-to-consumer sales	31,518	28,273	65,004	56,995
Free People sales	20,692	12,207	40,172	23,394

Total net sales	$285,559	$253,392	$555,566	$484,717

Management expects to release financial results for the three and six months ended July 31, 2006 on August 10, 2006. During the second quarter, the Company opened 3 new Urban Outfitters stores, 2 Anthropologie stores and one Free People store. With the addition of these stores, the Company has now opened a total of 13 new stores during the first 6 months of this fiscal year. The Company expects to open a total of 35 to 38 new stores during the full fiscal year, including 3 to 5 Free People stores.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 98 Urban Outfitters stores in the United States, Canada, and Europe, an Urban Outfitters web site and catalog; 83 Anthropologie stores in the United States; an Anthropologie web site and catalog, and Free People, the Company’s wholesale segment, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 7 Free People stores, a web site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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